SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 1, 2002

(Date of earliest event reported)

CKE RESTAURANTS, INC.

(Exact name of Registrant as specified in charter)

Delaware	1-11313	33-0602639

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3916 State Street, Suite 300, Santa Barbara, CA		93105

(Address of principal executive offices)		(Zip Code)

(805) 898-4200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed, since last report.)

Page 1 of 3 Pages

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

         On March 1, 2002, CKE Restaurants, Inc., a Delaware corporation (“CKE”), completed its acquisition of Santa Barbara Restaurant Group, Inc., a Delaware corporation (“SBRG”) pursuant to the Agreement and Plan of Merger, dated as of December 20, 2001 and amended as of January 24, 2002 (the “Merger Agreement”), between CKE and SBRG. As provided in the Merger Agreement, SBRG merged with and into a wholly-owned subsidiary of CKE with SBRG emerging as the surviving entity and wholly-owned subsidiary of CKE (the “Merger”). Pursuant to the Merger Agreement, the exchange ratio used to determine the merger consideration was based upon the average closing price of the CKE common stock for the ten trading day period ending two days prior to March 1, 2002, the effective time, which was $10.183 per share. As a result of and at the effective time of the Merger, each issued and outstanding share of common stock, par value $0.08 per share, of SBRG was converted into the right to receive as merger consideration 0.491 shares of CKE common stock, par value $0.01 per share, together with cash in lieu of any fractional shares of CKE common stock otherwise issuable in respect thereof. The closing sale price of the CKE common stock on March 1, 2002, the effective time, as reported by the New York Stock Exchange, was $9.60.

         The Merger will be treated as a reorganization pursuant to Section 368(a) of the Internal Revenue Code, as amended.

         On February 28, 2002, CKE and SBRG issued a joint press release announcing (i) that the stockholders of CKE and SBRG had approved the Merger at special meetings of stockholders, each held on February 28, 2002, and (ii) that pursuant to the Merger Agreement, each issued and outstanding share of common stock of SBRG will be converted into the right to receive as merger consideration 0.491 shares of CKE common stock. A copy of such press release is attached hereto as Exhibit 99.1 and by this reference made a part hereof.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

         (a)  - (b) Not applicable.

         (c)  Exhibits.

99.1	Joint Press Release of CKE Restaurants, Inc. and Santa Barbara Restaurant Group, Inc. issued on February 28, 2002, announcing stockholder approvals of the Merger and fixing of the Merger exchange ratio.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CKE RESTAURANTS, INC.

Dated: March 8, 2002	/s/ E. Michael Murphy

E. Michael Murphy Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description	Page Number

99.1	Joint Press Release of CKE Restaurants, Inc. and Santa Barbara Restaurant Group, Inc. issued on February 28, 2002, announcing stockholder approvals of the Merger and fixing of the Merger exchange ratio.